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                                                                   EXHIBIT 23.2


                        CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Post-Effective
Amendment No. 1 to the registration statement of General Surgical Innovations, Inc. on Form S-8 (No. 333-44791) of our reports dated July 29, 1997, except for Note 14, as to which the date is September 29, 1997, on our audits of the consolidated financial statements and financial statement schedule of General Surgical Innovations, Inc. as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997, which report is included in the Annual Report on Form 10-K for the year ended June 30, 1997.


                                                      COOPERS & LYBRAND L.L.P.


San Jose, California
June 30, 1998